# *Share Certificate*

**Certificate No.**

**No. of Shares**

# ALR TECHNOLOGIES SG LTD.

(the "Company")
(Company Registration No. 202013739N)

Incorporated in Singapore on 16/05/2020 under the Companies Act Cap. 50

REGISTERED OFFICE : 80 Robinson Road #02-00 Singapore 068898

**This is to certify that** ________________________________________________

is the Registered Holder of __________ ORDINARY SHARE(S) each fully paid in ALR TECHNOLOGIES SG LTD.

Subject to the Constitution of the Company.

Given under the Common Seal of the Company on __________.

______________________________

**Director:** ____________________

______________________________

**Secretary:** ____________________

*N.B. Transfer of any Shares cannot be registered without the production of this Certificate*